Exhibit 99

For Immediate Release

Contact:	Michael A. Piraino

EVP and Chief Financial Officer

Epicor Software Corporation

Irvine, CA, USA

949/585-4595

michael@epicor.com

Moira Conlon

Financial Relations Board

8687 Melrose Avenue 7th Floor

Los Angeles, CA, USA

310/854-8311

mconlon@financialrelationsboard.com

Epicor® Reports First Quarter 2006 Earnings

Company Reiterates Full-Year 2006 Revenue and Non-GAAP EPS Guidance

IRVINE, Calif., April 26, 2006 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise software solutions, today reported its financial results for the first quarter ended March 31, 2006. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q later next month.

Operating Summary

Total revenues for the first quarter were a record $84.5 million, compared with $66.8 million in the prior year’s quarter, representing growth of 26.5%. Excluding contributions from CRS Retail Systems Inc., which was acquired on December 6, 2005, total revenues were $69.5 million, representing growth of 4.0%. License fees were $19.3 million for the first quarter compared to $15.7 million in the first quarter of 2005, up 23.2%. Excluding contributions by CRS, license fees were $15.3 million, representing a 2.7% decline. Consulting revenue for the first quarter of 2006 was $25.0 million compared with $16.9 million in the first quarter of 2005, up 47.5%. Excluding CRS, consulting revenue increased $3.2 million, up 18.7%. Maintenance, hardware and other revenue for the first quarter of 2006 was $40.2 million compared with $34.2 million in the first quarter of 2005, up 17.6%. Excluding CRS, maintenance, hardware and other revenue decreased $0.1 million.

For the first quarter, the Company reported GAAP net income of $4.6 million or $0.08 per diluted share, compared with $5.7 million or $0.10 per diluted share in the prior year’s period. For the first quarter of 2006, non-GAAP earnings were $8.0 million or $0.14 per diluted share compared with non-GAAP earnings of $9.1 million or $0.16 per diluted share in the same period last year, down 12.5%. For comparative purposes, first quarter 2005 pro forma fully taxed non-GAAP EPS was $0.11 per diluted share. Non-GAAP earnings per share growth when fully taxed numbers are compared was 30.1%. Non-GAAP earnings exclude amortization of acquired intangible assets, stock-based compensation expense and restructuring charges, all net of tax.

“During the first quarter, we successfully concluded a number of important company initiatives including an accounting review of revenue recognition and related restatement and the completion of a $200 million senior secured bank facility. In addition, we also made significant progress in the integration of the recently acquired CRS Retail Systems business, which has proceeded better than expected,” said George Klaus, chairman and CEO of Epicor. “These initiatives required a significant amount of our management team’s attention and contributed in part to lower than expected organic revenue growth for the quarter. Despite first quarter seasonal weakness, we are pleased to note that we were able to keep operating expenses in-check, which enabled us to achieve our internal non-GAAP EPS projection of $0.14 per diluted share, in-line with Street consensus estimates.”

“Looking forward, we remain very optimistic on the Company’s outlook for 2006 and beyond. Strength in our core business, excellent results from the CRS acquisition and the financial flexibility from our strong balance sheet give us confidence in our ability to achieve our operating plan and growth objectives for 2006. As a result, we are re-affirming our full year 2006 consolidated revenue guidance of $372 to $377 million, with non-GAAP EPS of $0.69 to $0.70 per diluted share.”

Balance Sheet Summary

The Company’s balance sheet at March 31, 2006 included cash and cash equivalents of $51.4 million. In addition, on March 31, 2006, the Company announced the completion of a $200 million senior secured bank facility, consisting of a $100 million term loan and a $100 million revolving credit facility. The proceeds were used to refinance Epicor’s existing $125 million revolving credit line, which had principally been used to finance its recent acquisition of CRS Retail Systems, Inc. The Company’s total debt balance as of March 31, 2006 was $122.3 million. Subsequent to March 31, 2006, a $5.0 million payment was made, reducing the current outstanding balance to $117.3 million . As previously announced, in conjunction with this bank facility, the Company recently received credit ratings from both Standard & Poor’s and Moody’s. Standard & Poor’s assigned a ‘B+’ corporate credit rating with a ‘positive’ outlook while Moody’s assigned a ‘B1’ corporate family rating with a ‘stable’ outlook.

Commenting on the Company’s liquidity position, Michael Piraino, Executive Vice President and CFO of Epicor said, “We are delighted to have obtained the new term loan and revolving line of credit, which significantly enhances the Company’s financial flexibility. This, coupled with our strong cash flow from operations, positions Epicor to continue to capitalize on growth initiatives and expanding our position as a leading global provider of enterprise software solutions to the midmarket. “

At quarter-end, net accounts receivable was $65.7 million and deferred revenue was $62.5 million. Days sales outstanding (DSOs) were 70, up slightly from 68 in the fourth quarter 2005. Working capital increased to $29.7 million at the end of the first quarter of 2006 from $23.9 million at the end of 2005.

Second Quarter and Full Year 2006 Guidance

The Company expects total revenues for the second quarter to be approximately $94 million. GAAP earnings per diluted share for the second quarter 2006 is expected to be $0.10 with non-GAAP earnings, as described above, per diluted share of $0.18, in each case using a weighted average share count of approximately 57 million shares.

The Company continues to expect 2006 full-year revenues to be in the range of $372 to $377 million. The Company continues to expect fully taxed non-GAAP earnings for 2006 to be in the range of $40 to $41 million, with non-GAAP earnings per diluted share to be in the range of $0.69 to $0.70 per diluted share. Full year non-GAAP earnings per share expectations assume a weighted average share count of 58 million shares. Expected earnings results presume an effective tax rate of approximately 38.0%. As a benchmark, 2005 pro forma fully taxed non-GAAP earnings per diluted share were $0.57.

Conference Call Information

The company will hold an investor and analyst conference call directly following the release after the close of market at 2:00 p.m. PDT.

Date:	Wednesday, April 26, 2006
Time:	2:00 p.m. PDT
Dial in:	+1 (800) 565-5442 or outside the U.S. +1 (913) 312-1298
Conf ID:	Epicor

On the call, George Klaus, chairman and CEO, Mark Duffell, president and COO, and Michael Piraino, executive vice president and CFO, will review first quarter 2006 earnings and the outlook for the remainder of 2006. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the company’s Web site.

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor became a global leader in the midmarket serving over 20,000 customers in 143 countries and supporting more than 30 languages. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation and hospitality that enable companies to drive efficiencies throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. CRS is a Trademark of CRS Retail Systems Inc. All other trademarks referenced are the property of their respective owners.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations, continued profitability and activities of Epicor. These forward-looking statements include statements regarding expected revenues, earnings and earnings per share, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s annual report on Form 10K and 10K/A for the year ended December 31, 2005 at pages 17-25. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including organic revenue growth, which excludes the revenue contribution of Scala, and adjusted net income and net income per diluted share amounts, which exclude the amortization of acquired intangible assets, stock -based compensation expense, restructuring charges and other, all net of tax and the non-cash income tax benefit. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$51,386	$49,768
Short-term investments	—	3,271
Accounts receivable, net	65,697	67,728
Deferred income taxes	20,719	20,726
Inventory	5,083	4,572
Prepaid expenses and other current assets	8,115	6,759

Total current assets	151,000	152,824
Property and equipment, net	10,775	11,347
Deferred income taxes	22,449	22,449
Intangible assets, net	68,998	73,539
Goodwill	165,365	164,451
Other assets	5,474	4,341

Total assets	$424,061	$428,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,392	$12,150
Accrued expenses	39,871	56,709
Current portion of accrued restructuring costs	2,411	2,812
Current portion of long-term debt	1,102	100
Deferred revenue	60,523	57,183

Total current liabilities	121,299	128,954

Long-term debt, less current portion	121,174	124,639
Long-term portion of accrued restructuring costs	1,400	1,460
Long-term portion of deferred revenue	1,991	2,284
Long-term deferred income taxes	1,164	1,164

Total long-term liabilities	125,729	129,547

Stockholders’ equity:
Common stock	56	56
Additional paid-in capital	340,385	338,534
Less: treasury stock at cost	(10,679)	(10,679)
Less: unamortized stock compensation expense	(2,245)	(2,395)
Accumulated other comprehensive loss	(1,032)	(1,053)
Accumulated deficit	(149,452)	(154,013)

Net stockholders’ equity	177,033	170,450

Total liabilities and stockholders’ equity	$424,061	$428,951

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
		(as Restated)
Revenues:
License fees	$19,312	$15,673
Consulting	24,958	16,924
Maintenance	36,170	33,246
Hardware and other	4,039	941

Total revenues	84,479	66,784
Cost of revenues	35,628	24,714
Amortization of intangible assets	4,246	2,783

Total cost of revenues	39,874	27,497
Gross profit	44,605	39,287

Operating expenses:
Sales and marketing	14,748	14,102
Software development	8,247	7,391
General and administrative	11,477	10,180
Stock-based compensation	855	606
Provision for doubtful accounts	380	368

Total operating expenses	35,707	32,647

Income from operations	8,898	6,640
Interest expense	(1,884)	(279)
Other income (expense), net	284	(154)

Income before income taxes	7,298	6,207
Minority interest in income of consolidated subsidiary	—	31
Provision for income taxes	2,737	439

Net income	$4,561	$5,737

Net income per share:
Basic	$0.08	$0.11
Diluted	$0.08	$0.10

Weighted average common shares outstanding:
Basic	55,601	53,973
Diluted	56,639	56,614

EPICOR SOFTWARE CORPORATION

NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
		(as Restated)
Net income	$4,561	$5,737

Add back, net of tax:
Amortization of intangible assets	2,843	2,718
Stock based compensation expense	592	606

Adjusted earnings	$7,996	$9,061

Adjusted earnings per diluted share	$0.14	$0.16

Weighted average common shares outstanding:
Diluted	56,639	56,614

EPICOR SOFTWARE CORPORATION

2005 PRO FORMA FULLY TAXED NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31, 2005	Twelve Months Ended December 31, 2005
		(as Restated)
Income before income taxes	6,207	33,934
Minority interest in income of consolidated subsidiary	31	88
Provision for income taxes	2,421	13,234

Net income	$3,755	$20,612

Add back, net of tax:
Amortization of intangible assets	1,785	7,528
Stock based compensation expense	606	2,625
Restructuring charges	—	219
Write-off of in-process research and development	—	1,220

Adjusted earnings	$6,146	$32,204

Adjusted earnings per diluted share	$0.11	$0.57

Weighted average common shares outstanding:
Diluted	56,614	56,574